ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0270472009-4
	Filing Number 20100183327-37
Secretary of State	Filed On 03/24/2010
State Of Nevada	Number of Pages 3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

808 RENEWABLE ENERGY CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

Section A of ARTICLE III of the Amended and Restated Articles of Incorporation of the Corporation have been amended to provide for a eight (8) for one (1) forward split of the issued and outstanding Common Stock, with any resulting fractional shares being rounded up to the nearest number of whole shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100 %

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
808 RENEWABLE ENERGY CORPORATION,
a Nevada corporation

The undersigned hereby certify as follows:

1. That the undersigned are, respectively, the President and the Secretary of 808 Renewable Energy Corporation, a Nevada corporation (the "**Corporation**");

2. That the original Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on May 13, 2009;

3. That a Certificate of Correction to the Articles of Incorporation of the Corporation was filed with the Nevada Secretary of State on August 5, 2009;

4. That a Certificate of Amendment to the Articles of Incorporation of the Corporation was filed with the Nevada Secretary of State on August 14, 2009;

5. That a Certificate of Amended and Restated Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on December 10, 2009;

6. That stock of the Corporation has been issued;

7. That, in accordance with Nevada Revised Statutes Sections 78.390(1)(a) and 78.315(2), by written consent of the Corporation's Board of Directors (the "**Board**"), effective as of March 23, 2010, the Board approved and adopted an amendment to the Amended and Restated Articles of Incorporation of the Corporation as set forth below in this Certificate of Amendment (the "**Amendment**"), and the Board authorized the filing of the Amendment with the Nevada Secretary of State, subject to the approval and adoption thereof by the Corporation's stockholders as required by Nevada Revised Statutes Section 78.390(1)(b);

8. That, in accordance with Nevada Revised Statutes Sections 78.390(1)(b) and 78.320(2), the Corporation's stockholders holding at least a majority of the voting power of the Corporation voted by written consent dated as of March 23, 2010 to approve and adopt the Amendment. The Amendment was approved and adopted by the holders of Five Million (5,000,000) shares of the Corporation's Common Stock, par value $.001 per share ("**Common Stock**"), representing the approval and adoption of the Amendment by the holders of one hundred percent (100%) of the outstanding shares of Common Stock entitled to vote with respect to the Amendment; and

9. That the Amendment consists of the following:

The Amended and Restated Articles of Incorporation of the Corporation hereby are amended as set forth below, and specifically **Section A of ARTICLE**

III of the Articles of Incorporation of the Corporation hereby is amended to state in its entirety as follows:

"A. **Classes of Stock.** The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is 120,000,000 shares. 100,000,000 shares shall be Common Stock, par value $.001 per share, and 20,000,000 shares shall be Preferred Stock, par value $.001 per share.

Upon the filing of this Certificate of Amendment of the Amended and Restated Articles of Incorporation of the Corporation with the Nevada Secretary of State, (a) each share of Common Stock then outstanding is forward split, on an eight (8) for one (1) basis, and thereupon constitutes eight (8) shares for every one (1) share of Common Stock (the **"2010 Forward Stock Split"**), and (b) each then-outstanding certificate evidencing ownership of shares of Common Stock evidences ownership of eight (8) times the number of shares of Common Stock indicated on such certificate; *provided, however,* that no such certificate shall evidence ownership of a fractional share of Common Stock, and any fractional share of Common Stock that otherwise results from the 2010 Forward Stock Split shall automatically be rounded up to the nearest whole number of shares. The 2010 Forward Stock Split shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which, notwithstanding the 2010 Forward Stock Split, is One Hundred Million (100,000,000) shares."

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Articles of Incorporation on March 23, 2010.

Patrick S. Carter,
President

Patrick S. Carter,
Secretary